Exhibit 35.1

Ford Motor Credit Company	One American Road
Dearborn, MI 48126

To:	U. S. Bank Trust National	Standard & Poor's Rating Group
	Association, as Owner	Attn: Asset Backed Surveillance Group
	Trustee under the Amended and	55 Water Street - 40th Floor
	Restated Trust Agreement, dated	New York, NY 10041
as of February 1, 2006
Attn: Corporate Trust Department
	300 Delaware Avenue	Moody's Investor Service
	9th Floor	Attn: ABS Monitoring Department
	Wilmington, DE 19801	99 Church Street
New York, NY 10007
The Bank of New York, as
Indenture Trustee under
	the Indenture dated	Fitch, Inc.
	as of February 1, 2006	Attn: Asset Backed Surveillance
	Attn: ABS Finance Unit	1 State Street Plaza
	101 Barclay Street- 8th Floor West	New York, NY 10004
New York, NY 10286

Re:	Ford Credit Auto Owner Trust 2006-A

SERVICER COMPLIANCE STATEMENT

Pursuant to Section 3.4(b) of the Sale and Servicing Agreement, dated as of February 1, 2006 (the "Agreement"), among Ford Credit Auto Owner Trust 2006-A, Ford Credit Auto Receivables Two LLC, as Seller, and Ford Motor Credit Company, as Servicer (the "Servicer"), the undersigned authorized officer of the Servicer does hereby state that:

(a)	A review of the Servicer's activities and of its performance under the Agreement during the period from February 1, 2006 to December 31, 2006 has been made under my supervision.

(b)	To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the aforementioned period.

/s/ Daniel J. Gardetto
Daniel J. Gardetto
Assistant Treasurer
Dated as of March 15, 2007